EXHIBIT 99.1

FOR IMMEDIATE RELEASE on June 21, 2005

       Trend Mining Acquires Option to Purchase Andacollo Gold Mine, Chile

Denver, CO- Trend Mining Company (OTC BB: TRDM) is pleased to announce that it has entered into an option agreement to acquire the Andacollo gold mine in Chile from Pacific Rim Mining Corporation (AMEX:PMU, Toronto: PMU.TO). The Company signed a Letter of Intent to acquire the mine and the corporate subsidiaries that hold it with closing anticipated within 30 days.

The Andacollo gold district, located near La Serena in northern Chile, approximately 500 miles northwest of Santiago, is believed to have produced over 3 million ounces of gold historically. More recently, the modern operation produced 588,000 ounces of gold as a conventional open pit, heap leach mining project through September of 2000 when low gold prices forced the operation to be placed on care and maintenance. Pacific Rim acquired the project as part of a larger transaction and subsequently has determined to sell this asset.

The Company anticipates that gold production can recommence by the fourth quarter of 2005 and will continue through 2011. Based on the Company's investigation to date, Trend believes that the operation can recover in excess of 250,000 ounces at a cash operating cost of approximately $315 per ounce. Gold production will be heaviest in the early years, possibly averaging 80,000-90,000 ounces per year for the first two years, and then tailing off as mining of new ore ceases and gold is produced from residual solutions. There are possibilities for extending the life of the operation, but the Company's analysis and proposal was based on the known and permitted resources containing a recoverable reserve of approximately 250,000 ounces.

The mine plan calls for processing approximately 12 million metric tonnes of ore at an average grade of 0.088 g/t (0.025 ounce per ton). As the mine was never officially closed, the process for restarting the mine with the Chilean authorities is relatively straightforward. The re-permitting of the operation has been started and the process is near completion. The entire claim package in the immediate vicinity of the mine has a demonstrated total mineralized resource of over 1.5 million ounces. Much of this is uneconomic at current gold prices but presents an attractive target for additional reserve expansion through exploration. Cash operating costs, including royalties, general and administrative expenses and local taxes, are estimated to average $315 per ounce throughout the production of the recoverable reserve. Trend has contacted two firms involved in metals trading and hedging and has further confirmed that the gold production from Andacollo could be hedged to provide over $100/oz of operating profits.

The Company made a $300,000 payment to Pacific Rim upon signing the Letter of Intent. The total purchase price will be $5.4 million in cash, payable as $2.7 million on closing, $1 million in twelve months, and $1.4 million at 24 months. If the Company is unable to close the transaction in 30 days, Trend may extend the option period with a second payment of $300,000, at which time the balance due on closing will fall to $2.4 million.

Restarting the mine will require approximately $4.6 million in capital, consisting of approximately $1.6 million to complete the preparation of new heap leach pads, $400,000 to mobilize an earth-moving contractor, $400,000 for adjustments to the plant, $20,000 to move an existing pipeline, and $2.2 million in working capital to carry the operation until it reaches full gold production.



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Trend will assume the reclamation and closure liability at Andacollo, but an approved reclamation plan is in place and the cost of reclamation is included in the operating costs quoted above. No reclamation bond is required, however, the Company may investigate the acquisition of financial assurances to guarantee closure costs. Thomas Loucks, President and CEO of Trend Mining Company, commented, "The acquisition of Andacollo will move Trend from being a grass roots exploration company to being a cash flowing operator whose financial strength will be greatly enhanced. The Company is extremely pleased that the full complement of a management team is in place, and thus Trend will be prepared to immediately launch the re-opening of the mine."

Trend Mining Company is a U.S. based mineral exploration company focused on platinum-palladium projects in Montana, Wyoming, and Saskatchewan as well as uranium exploration in Saskatchewan.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information contact:            Trend Mining Company
                                            John P. Ryan, Secretary
                                            Phone:   843-842-4048